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                                                                    EXHIBIT 3.13


                            LIMITED LIABILITY COMPANY
                               OPERATING AGREEMENT


                                       OF


                                   AG2AG, LLC
                      A DELAWARE LIMITED LIABILITY COMPANY



                         DATED AS OF FEBRUARY __, 2001


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                                   AG2AG, LLC

                       LIMITED LIABILITY COMPANY AGREEMENT

         This Limited Liability Company Agreement (the "Agreement") for Ag2Ag, LLC is entered into by the entities listed on Schedule A to this Agreement, who, together with any subsequently admitted Member, are referred to collectively as "Members."

                                    ARTICLE 1
                                  ORGANIZATION

         1.1. Formation. The Members hereby form a Limited Liability Company (the "Company") pursuant to the Delaware Limited Liability Company Act.

         1.2. Name. The Company shall operate under the name Ag2Ag, LLC or such other name as the Members from time to time decide.

         1.3. Offices. The registered office of the Company shall be located at such place as shall be indicated in the Certificate of Formation as amended from time to time. The Company's principal office shall be located at 1275 Red Fox Road, Arden Hills, Minnesota 55112, or at such other location as the Members decide.

         1.4. Purposes. The Company has been organized to:

                  (a) Form and operate an agricultural electronic marketplace in order to provide the regional and local cooperative systems with the ability to enhance and strengthen their customer relationships; and

                  (b) Engage in any other lawful business activity related or incident to the purposes set forth in clause (a) above.

         1.5. Powers. The Company shall have the power and authority to enter into, make and perform all contracts, agreements and undertakings, and to do any and all acts and things necessary, appropriate, incidental or convenient to the accomplishment of its purposes and for the protection and benefit of the Company.

         1.6. Terms: Authorization. The Company shall commence upon the filing of the Certificate of Formation with the office of the Secretary of State, and shall continue until terminated as provided herein. Any attorney or employee of the Land O'Lakes, Inc. law department, as an authorized person within the meaning of 6 Del. C. Section 201, shall execute, deliver and file the Certificate of Formation for the Company in the form annexed hereto as Schedule
B. Any action heretofore taken in that regard is ratified and confirmed.

         1.7. Fiscal Year. The fiscal and taxable year of the Company shall end on the last day of August of each year unless otherwise designated by the Members or otherwise required by the Code.



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                                    ARTICLE 2
                                   MANAGEMENT

         2.1. Management of Company Affairs. Except for situations in which the approval of the Members is required by this Limited Liability Company Agreement, or by nonwaivable provisions of applicable law, the Company shall be managed by one or more Managers. The Managers shall be responsible for the administration and management of the Company and other such duties as set forth in agreements between the Company and the Managers described in subsection 2.5 herein. The Managers shall have the right to allocate among themselves or to others the responsibility for the management of the Company, and may adopt and use for the benefit of the management of the Company such titles as they shall determine, as long as such title also includes information that the individual is a Manager. A Manager's signature shall be sufficient to bind the Company, and no third party need inquire into the authority of a Manager to bind the Company. Except as otherwise specifically provided, the Members shall not be responsible for the management of the Company.

         2.2 Authority of Managers. The Managers are authorized:

                  (a) To operate on behalf of the Company an electronic marketplace which shall serve the interests of regional and local cooperatives and such other related activities as the Members shall determine.

                  (b) To employ, by contract or otherwise, all personnel as shall be necessary to operate the business of the Company

                  (c) To select and retain (except as delegated to the Members) accountants, other advisers to provide services to the Company.

                  (d) To submit an annual budget and business plan to the Members committee of the Company (described in Article 8 herein) for approval. The Managers shall be subject to the approved budget and business plan in managing the Company and shall not have the authority to expend funds in excess of such budget and business plan. Such business plan shall include an annual budget for expenses, revenues, working capital reserves, and capital expenditures, any additional capital contributions needed for the operation of the business.

                  (e) To execute, acknowledge and deliver any and all instruments to effectuate the foregoing.

                  (f) To take any other action deemed desirable by the Members to carry out the purposes of the Company.

         2.3. Related Party Transaction. The Managers may cause the Company to obtain products or services from entities controlling, controlled by or under the common control of any Member (including the Managers) and to pay such entities reasonable fees for such products and services.



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         2.4. Tax Matters Partner. Land O'Lakes, Inc., shall be the Company's
Tax Matters Partner in accordance with Code Section 6231(a)(7). The Managers may appoint a new Tax Matters Partner who shall act at the direction of the Managers.

         2.5. Authority of Members. The Members shall retain all powers not designated to the Managers, including the following:

                  (a) The Members shall have the authority to employ and terminate the Managers, and to enter into written agreements as to their employment.

                  (b) The Members shall have the authority to approve an annual budget and business plan prepared by the Managers for the benefit of the Company, and

                  (c) The Members or their authorized agent shall execute on behalf of the Company the following documents:

                           (i) The employment, personnel lease or other document where a Manager is a party to the agreement or where the services of employees of either Member are being contracted;

                           (ii) Master Services Agreements with technology vendors;

                           (iii)    Agreements with local cooperative members;

                           (iv)     Agreements with product groups;

                           (v)      Agreements with other service providers;

                           (vi) Any other agreements necessary for the operation of the Company.

                  (d) The Members shall have the sole authority to employ all auditors for the benefit of the Company.

         2.6. Matters Requiring Unanimous Approval of Members. None of the following actions may be taken by the Company without prior unanimous approval of the Members: (i) appointment of the Managers of the Company; (ii) making any single expenditure over $100,000 for any single transaction or making an expenditure over $100,000 in any one quarter; (iii) admission of Members to the Company; (iv) formation and operation of e-commerce operations relating to an industry or industries other than the agricultural industry; (v) election to dissolve the Company; (vi) approval of the sale of all or substantially all of its assets or significant assets; (vii) requiring any additional capital contributions; (viii) authorizing cash distributions of earnings of the Company to the Members including, but not limited to, distributions which are not in proportion to their respective Membership Interests.



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                                    ARTICLE 3
                                     RECORDS

         3.1. Books and Records. The Company's books and records shall be maintained by the Managers at the principal office of the Company and shall include the following:

                  (a) A current list of the frill name and last known mailing address of each Member and Manager;

                  (b) A copy of the Certificate of Formation of the Company and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

                  (c) Copies of the Company's currently effective written Limited Liability Company Agreement and all amendments thereto, copies of any similar prior written agreements no longer in effect, and copies of any writings permitted or required with respect to a Member's obligation to contribute cash, property, or services;

                  (d) Copies of the Company's currently effective written Managers Agreement and all amendments thereto, and copies of any similar prior written agreements no longer in effect;

                  (e) Copies of the Company's federal, state and local income tax returns and reports for the three most recent years;

                  (f) Copies of financial statements of the Company, if any, for the three most recent years;

                  (g) Minutes of every annual or special meeting of the Members Committee;

                  (h) Any written consents obtained from Members for actions taken by Members without a meeting.

         3.2 Copies of Books and Records. At the request of Farmland Industries, the Company shall provide copies of the books and records.

                                    ARTICLE 4
                              MEMBERSHIP INTERESTS

         4.1 Membership Interests. In exchange for the capital contribution provided for in Article 5, the Members shall each have the following membership interest ("Membership Interest") in the Company:



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                   Land O' Lakes, Inc.                      50%

                   Farmland Industries, Inc.                50%

         Membership Interest shall be further defined to mean the entire ownership interest of a Member in the Company at any particular time, including, without limitation, the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement and under law, together with the obligations of such Member to comply with all terms and provisions set forth in this Agreement and under law.

                                    ARTICLE 5
                         CAPITAL CONTRIBUTIONS AND LOANS

         5.1. Capital Contributions. Each Member shall make an initial aggregate contribution to the capital of the Company ("Capital Contributions"), of cash as described on attached Schedule A. Each of Land O'Lakes, Inc. and Farmland Industries, Inc. shall be allocated one (1) Member Unit in respect of each $1.00 of value represented by their respective initial capital contributions.

         5.2. Additional Capital Contributions. Additional amounts may be required from the Members ("Additional Capital Contributions"), only in accordance with this Agreement or as approved by the Managers.

         5.3. Capital Accounts. The Company shall maintain a capital account for each Member according to the regulations under Section 704 of the Code. A Member's capital account initially shall be the agreed value of initial capital contributed by such Member as shown on Schedule A. Each Member's capital account shall thereafter be credited with the amount of the Member's additional cash contributions, if any, the agreed value of the Member's additional contributions of property, if any, and the Member's share of Tax Profits excluding Built-in Gains and Built-in Losses and shall be debited with the amount of cash withdrawals and distributions, the agreed value of property distributions and the Member's share of Tax Losses excluding Built-in Gains and Built-in Losses. If Member Units are transferred, the portion of the transferor's capital account attributable to the transferred Member Units shall be added to the transferee's capital account and subtracted from the transferor's capital account.

         5.4. Capital Withdrawal Rights, Interest and Priority. Prior to the dissolution and termination of the Company, no Member shall be entitled to withdraw or reduce such Member's Capital Account or to receive any distributions from the Company, other than distributions as provided in Article 6 hereof. Except as provided in Article 12, no Member shall be entitled to receive or be credited with any interest on the balance in such Member's Capital Account at any time. No Member shall have any priority over any other Member as to the return of the balance in such Member's Capital Account.

         5.5. Loans, Any Member may make a loan to the Company in such amounts, at such times and on such terms and conditions as may be approved by the Member Committee, subject



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to the conflict of interest provisions set forth in this Agreement. Loans by any
Member to the Company shall not be considered as contributions to the capital of the Company.

         5.6. Limited Liability. Except as otherwise provided herein, no Member shall be liable for the debts, liabilities, contracts, or any other obligations of the Company. Except as otherwise provided by applicable state law or this Agreement, a Member shall be liable only to make its Capital Contributions and shall not be required to lend any funds to the Company. No Member shall have any personal liability for the repayment of any Capital Contributions of any other Member.

         5.7. Allocation of Income and Losses. The income and losses of the Company shall be allocated in accordance with the Members' share of the Member Units as reflected from time to time by the records of the Company. The initial Member Units issued upon the organization of the Company are based upon the agreed value of the contribution as reflected by Schedule A.

         5.8. Other Allocations.

                  (a) Built-in Gains and Built-in Losses. Built-in Gains and Built-in Losses shall be allocated to the contributing Members according to the principles of
                           Section 704(c) of the Code, as amended, and the regulations thereunder. Unless otherwise specified at the time of contribution, the portion of the Built-in Gains and Built-in Losses to be allocated to each Member Unit received in exchange for a capital contribution shall be in the same proportion as the value of that Member Unit bears to the total value of all Member Units received in such exchange.

                  (b) Remaining Tax Profits and Tax Losses. The Tax Profits and Tax Losses remaining after the allocations, if any, required by subparagraph (a) above, shall be allocated ratably to the holders of Member Units.

                  (c) Authority to Vary Allocations. The Members may decide to vary these allocations to the extent necessary to comply with federal income tax laws.

                                    ARTICLE 6
                                  DISTRIBUTIONS

         6.1 Distributions.

                  (a) Except as otherwise provided in Article 12 of this Agreement with respect to the dissolution of the Company, distributions of net cash from operations of the Company, or from sales or exchanges of Company property, to the extent such cash is in excess of the amount that the Managers in their reasonable discretion determine is necessary to meet the Company's reasonably foreseeable cash requirements and needs of the business and activities of the Company and to establish an adequate reserve for the payment of Company liabilities and contingencies, may be authorized and paid from funds lawfully available therefor as and when determined by the Managers in their sole and absolute discretion.



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                  (b) In the event that the Managers authorize any distribution of net cash to be made in respect of the Member Units pursuant to this Agreement, such distributions shall be made (i) first, to the Members pro-rata in proportion to the respective Capital Contributions of each Member, until each Member has received distributions pursuant to this subsection 6.1(b)(i) in an amount equal to such Member's aggregate Capital Contributions and (ii) then, to the Members pro-rata in proportion to the Members' then respective Membership Interests. In the event that any distributions of assets other than net cash are made in respect of the Member Units, such assets shall be distributed to the Members in the same proportions in which the Members would have been entitled to receive cash distributions or as otherwise agreed to by the Members.

                                    ARTICLE 7

               NEW MEMBERS, TRANSFERS AND CESSATION OF MEMBERSHIP


         7.1. Admission of New Members. No person may be admitted as a Member without the approval of all other Members.

         7.2. Transfers

                  (a) Sale to Another Member. A Member Unit may be transferred or sold to another Member at any time under such terms or conditions as the Members shall agree.

                  (b) Voluntary Sale or Transfer to Third Party. No Member may sell, transfer, assign, give, mortgage, alienate, pledge, hypothecate or otherwise encumber or dispose of all or any part of such Member's Member Units or Membership Interest, voluntarily, involuntarily or by operation of law, without the unanimous written consent of all Members. Any purported encumbrance or disposition of any Member Units or Membership Interest in violation of the terms of this Agreement shall be null and void and of no effect. Notwithstanding the foregoing, any Member may (a) pledge and grant a security interest in it's Interest to any of its creditors, and (b) may execute such documents requested by such creditor, which documents may provide for the transfer of such Member's Interests in the Company to such creditor, or to a third party designated by such creditor through (i) foreclosure, (ii) transfer in lieu of foreclosure, or
(iii) any sale by such creditor to a third party following creditor's foreclosure or a transfer in lieu of foreclosure all in accordance with subsection (c) below.

                  (c) Transfer by Legal Process. Upon any involuntary transfer of all or any portion of the Units of a Member pursuant to a levy of execution, foreclosure of pledge, garnishment, attachment, divorce decree, bankruptcy or other legal process (or by operation of law resulting from the death, disability, liquidation, dissolution or winding up of a Member), such Member shall cease to be a Member, but any successor in title to the transferred Units shall have no right to become a Member or vote in any Company matters unless admitted as a Member by written unanimous consent of the other Members. If such successor does not become a Member, such successor shall be merely an assignee within the meaning of Section 18-702(b) of the Act.



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                  (d) Assignment of Right to Distributions. Each Member shall have the right to sell, transfer or assign, for cash, or cash and notes, by a written instrument its right to receive distributions of cash or other property from the Company; provided that any such assignment is not secured by the Units and further provided that such an assignee shall not be substituted as a substitute Member in place of any Member.

         7.3. Securities Law Transfer Restrictions. All Members acknowledge that the Member Units have not been registered under the Securities Act of 1933, as amended (the 1933 Act), in reliance on applicable exemptions. Therefore, the Members agree that the Member Units shall be nontransferable, except in compliance with the terms of the Agreement, the 1933 Act and applicable state securities laws, and any transfer not in compliance shall be void.

         7.4. Rights of Assignees. A transferee of Member Units or Membership Interests who is not admitted as a Member shall have only the rights of an assignee. An assignee of Member Units or Membership Interests who is not a Member shall not be entitled to interfere in the management of the Company's affairs, vote, or receive any information of Company transactions. The assignee shall merely be entitled to receive, in accordance with the terms of the assignment, the distributions to which the assignor otherwise would be entitled.

         7.5. Resignation and Withdrawal of Member. No Member may resign or withdraw from the Company without the unanimous written consent of the other Members.

                                    ARTICLE 8
                                MEMBERS COMMITTEE

         8.1. Formation. The Members shall establish a Members Committee to represent the Members with respect to such matters as shall be referred to the Committee by either of the Members.

         8.2. Voting Rights. Each Member, except as changed by amendment to the Agreement, shall have fifty percent (50%) of all voting rights as to all matters relating to the activities of the Company. Such rights may be exercised directly by the Members, or by the Committee as provided hereafter on behalf of the Members.

         8.3. Representatives of Members. As to the affairs of the Members Committee, each Member shall appoint two individuals to represent it on the Members Committee. Each person selected shall serve at the discretion of the Member, and shall have authority with respect to any and all matters which are referred to the Members Committee by the Members. Such matters may be submitted in any format or manner whatsoever and cover any subject matter deemed relevant or necessary by the Member submitting the matter to the Members Committee. The vote of a Member shall be determined by a majority vote of the individuals representing the Member on the Members Committee. If only one Member Committee representative can attend a meeting, he/she may cast his/her vote for both Member Committee representatives.



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         8.4 Quorum. One Member Committee representative from each Member shall be required to constitute a quorum at all meetings of the Member Committee for the transaction of any business.

         8.5. Administration of the Members Committee. The individual members of the Members Committee shall appoint a Chairman and Secretary who shall be responsible for the affairs of the Members Committee.

         8.6. Meetings of the Members Committee,. A meeting of the Members Committee may be called at any time by the Chairman, Secretary or any Member.

         8.7. Informal Action by Members. Any action required to be taken by the Members may be taken without a meeting of the Members Committee, if a consent in writing setting forth the action so taken shall be executed by the Members and filed with the Company.

                                    ARTICLE 9
                         EXCULPATION AND INDEMNIFICATION

         9.1. Exculpation. No Manager or Member shall be liable to any of the other Members for "Good Faith Errors" ("Good Faith Errors" shall be defined as mistakes of judgment or losses due to such mistakes or to the negligence or bad faith of any employee, broker, adviser or other agent or representative of the Company, provided that such agent or representative was selected with reasonable care). The Managers and Members may consult with legal counsel selected by the Managers and Members and shall have no liability for the consequences of any act or omission resulting from good faith reliance on the advice of such counsel. The exculpation provided in this paragraph 9.1 also shall apply to the agents, employees and other legal representatives of such Manager or Member.

         9.2. Indemnification. The Company shall indemnify and hold harmless the Managers and each Member from and against any loss or expense incurred by reason of the fact that the Managers or Members are or were a Manager or Member of the Company, including without limitation any judgment, settlement, reasonable attorneys fees and other costs or expenses incurred in connection with the defense of any actual or threatened action or proceeding, providing such loss or expense resulted from Good Faith Errors or from action or inaction taken in good faith for a purpose which said Manager or Member reasonably believed to be in, or not opposed to, the best interest of the Company. The indemnification provided in this paragraph 9.2 also shall apply to the agents, employees and other legal representatives of each Manager or Member.

                                   ARTICLE 10
                   TRANSACTIONS UPON FORMATION OF THE COMPANY

         10.1. Transfer/Assignment/License of Intellectual Property.



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                  (a) Simultaneous with Land O'Lakes' payment of its Capital
Contribution to the Company or as soon as practicable thereafter, Land O'Lakes and the Company shall enter into a license, sublicense or assignment agreement, in a form approved by the Managers and as attached hereto and made a part hereof as Exhibit 1, providing for the assignment, license or sublicense to the Company of the following:

                           (i) Applications which shall support the operations
                  of the Company and which Land O'Lakes either owns, has an ownership interest in or a license to operate;

                           (ii) Trademarks, tradenames and/or services marks
                  ("Marks") which Land O'Lakes either owns, has an ownership interest in or a license to use, for the limited purpose of posting said Marks on Company's Ag2Ag.com site.

                  (b) Simultaneous with Farmland Industries' payment of its Capital Contribution to the Company or as soon as practicable thereafter, Farmland Industries and the Company shall enter into a license, sublicense or assignment agreement, in a form approved by the Managers and as attached hereto and made a part hereof as Exhibit 2, providing for the assignment, license or sublicense to the Company of the following:

                           (i) Applications which shall support the operation of
                  the Company and which Farmland Industries either owns, has an ownership interest in or a license to operate;

                           (ii) Trademarks, tradenames and/or services marks
                  ("Marks") which Farmland Industries either owns, has an ownership interest in or a license to use, for the limited purpose of posting said Marks on Company's Ag2Ag.com site.

                  (c) Simultaneous with Farmland Industries' payment of its Capital Contribution to the Company, and for no consideration, Farmland Industries shall assign to the Company, all of Farmland Industries' right, title and interest in and to the domain name "Ag2Ag.com", including any related tradenames, trademarks or other related intellectual property, and shall execute such instruments as reasonably necessary to evidence such assignment.

                                   ARTICLE 11
                                   COVENANTS

         11.1. Services to be Provided. To the extent reasonably requested by the Company, Land O'Lakes and Farmland Industries each hereby agrees to provide to the Company such administrative, business management, operations, accounting and legal services and to make available such personnel, facilities, equipment and proprietary technology related to the business as may be reasonably necessary to the provisions of such services. In consideration of the delivery of such services, the Company shall pay to each Member from time to time such amount to be fixed on a basis approved by such Member and the Managers as will allow such Member to



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recover the cost of providing such services, including third-party costs and expenses reasonably incurred in connection with the services. Within fifteen
(15) days following the end of each calendar month, Land O'Lakes or Farmland may furnish the Company with an invoice showing the amount due for services. Terms for all payments due Land O'Lakes or Farmland will be net thirty (30) days from the date of invoice.

         11.2. Confidentiality. Each Member agrees that with respect to any confidential information of the Company which the Member receives from the Company, such Member shall hold such information confidential, and cause its employees and agents to treat such confidential information consistent with the Member's internal corporate policies regarding confidential information. The Company agrees that with respect to any confidential information of a Member which the Company receives from such Member, the Company will hold such information confidential and cause its employees and agents to treat such confidential information consistent with the Company's internal corporate policies regarding confidential information. The provisions of this Section 11.2 shall not apply to (i) information acquired from a Person (other than the Company), free of any obligation to keep it confidential; (ii) information which has become generally publicly known through authorized disclosure; (iii) information which has become generally known or readily available to members of the agricultural industry; (iv) information developed by a Person (other than the Company) without the unauthorized use of any confidential information of the Company; and (v) information rightfully obtained from a Person (other than the Company) who has the right to transfer and disclose it.

                                   ARTICLE 12
                           DISSOLUTION AND LIQUIDATION

         12.1. Events Causing Dissolution. The Company shall be dissolved upon the unanimous written agreement of the Members to dissolve.

         12.2. Dissolution Procedures.

                  (a) On dissolution of the Company, the Managers, or, if none, the remaining Members, or, if none, a liquidator selected by the assignees owning more than 50% of the outstanding Member Units, shall immediately commence to wind up the Company's affairs. The holders of the Member Units shall continue to share profits and losses during the period of liquidation in accordance with Article 5 hereof

                  (b) All distributions shall be made to the Members based upon the allocation of the profit and loss then in effect as provided by paragraph 5.7.

                  (c) Following the distribution of the assets to the Members and payment of or provision for all debts and liabilities of the Company and all expenses of liquidation, and subject to the right of the Members (or such liquidator) to set up such cash reserves as they decide shall be reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company, the



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                           proceeds of the liquidation and any other funds (or
                           other remaining assets) of the Company shall be distributed, in cash or in kind or partly in each, to the Members as provided in Article 5.

                  (d) Each Member shall look solely to the assets of the Company for all distributions with respect to the Company and its capital contribution thereto and share of profits or losses thereof, and shall have no recourse therefor (upon dissolution or otherwise) against any Manager or any other Member.

                  (e) Upon the completion of the liquidation of the Company and the distribution of all Company funds and other assets, the Company shall terminate and the Members shall have the authority to obtain Articles of Dissolution of the Company as well as any and all other documents required to effectuate the dissolution and termination of the Company.

                                   ARTICLE 13
                             RIGHT OF FIRST REFUSAL

         13.1 Right of First Refusal

                  (a) A Member which desires to sell, assign, exchange or otherwise transfer for consideration, or gift (collectively, "sell" or "sale") to a third party (voluntarily or involuntarily, including without limitation by court order or by or through a pledgee, lienholder, receiver or trustee in bankruptcy) (the "Selling Member") all (but not less than all) of its Membership Interest or Economic Interest (as defined below) shall obtain from the potential purchaser a bona fide written offer to purchase such Membership Interest or Economic Interest, stating all material terms and conditions upon which the purchase is to be made and the consideration offered therefor (an "Offer"). The Selling Member shall give written notice (the "First Notice") to each other Member, by certified mail or personal delivery, of its intention to so transfer such interests, furnishing to each other Member a copy of the Offer.

                  (b) The other Member shall have the right (but not the obligation) to exercise a right of first refusal to purchase, all (but not less than all) of the Membership Interest or Economic Interest proposed to be sold by the Selling Member upon the same terms and conditions as stated in the Offer by giving written notification to the Selling Member, by certified mail or personal delivery within 30 days after receiving the First Notice from the Selling Member or to sell its Membership Interest or Economic Interest to the Third Party.



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                  (c)      If the other Member fails to exercise its right of
                           first refusal as to all of the Membership Interest or Economic Interest of the Selling Member proposed to be sold in the Offer within thirty (30) days, the Selling Member shall be entitled to complete the transactions specified in the Offer on the terms and conditions set forth in the Offer for a period of thirty (30) days thereafter free of the right of first refusal. If the Selling Member fails to complete the transaction within such thirty (30) day period, the Membership Interest or Economic Interest of the Selling Member shall again become subject to all provisions of this Article 13.

                  (d) if the other Member gives written notice to the Selling Member of its desire to exercise this right of first refusal and to purchase all of the Selling Member's Membership Interest or Economic Interest upon the same terms and conditions as are stated in the Offer, the purchasing Member shall have the right to designate the time, date and place of closing, provided that the date of closing shall be within one hundred twenty (120) days after receipt of the First Notice.

                  (e) In the event of the purchase of either the Selling Member's Membership Interest or Economic Interest by a third party purchaser, and as a condition to recognizing the effectiveness and binding nature of any such sale and substitution of a new Member as against the Company or otherwise, the Company may require the Selling Member and the proposed purchaser, donee or successor-in-interest, as the case may be, to execute, acknowledge and deliver to the Company such instruments of transfer, assignment and assumption and such other certificates, representations and documents, and to perform all such other acts which the other Member may deem necessary or desirable to:

                           (i)      constitute such purchaser, donee or
                                    successor-in-interest as a Member;

                           (ii) confirm that such purchaser, donee or successor-in-interest, has accepted, assumed and agreed to be subject and bound by all of the terms, obligations and conditions of this Agreement, as the same may have been further amended;

                           (iii) preserve the Company after the completion of such sale, transfer, assignment, or substitution under the laws of each jurisdiction in which the Company is qualified, organized or does business;

                           (iv) maintain the status of the Company as a partnership for federal tax purposes; and

                           (v) assure compliance with any applicable state and federal laws including securities laws and regulations.

                  (f) The Selling Member hereby indemnifies the Company and the other Member against any and all loss, damage, or expense (including, without limitation, tax liabilities or loss of tax benefits) arising directly or indirectly as a result of any transfer or purported transfer in violation of this
                           Article 13.

                  (g) The provision of this Article 13 shall not apply to a sale to any Affiliate of a Member, which Affiliate agrees to be bound by the terms hereof. Affiliate of a Member shall be defined to mean (i) a partner, shareholder or member of a Member holding a controlling interest in the Member or (ii) a partnership, corporation or limited liability company of which a Member, or an affiliate of a Member, is a controlling partner, shareholder or member.

                  (h) "Economic Interest" shall be defined as a Member's or other Person's share of one or more of the Company's profits, losses and distributions of the Company's assets pursuant to this Agreement and the Act, but shall not include any right to participate in the management or affairs of the Company, including the right to vote on, consent to or otherwise participate in any decision of the Members or Managers, or any power of appointment.

                                   ARTICLE 14
                                   DEFINITIONS

         14.1 Definitions. The terms set forth below shall have the following meanings in this Agreement:

         Person means any natural person, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.

         Built-in Gains means allocations pursuant to Section 704 (c) of the Code taken into account in determining Tax Profits or Tax Losses, to the extent such gains are attributable to the excess of the agreed value over the tax basis, both as shown on Schedule B, of property contributed to the Company.

         Built-in Losses means allocations pursuant to Section 704 (c) of the Code taken into account in determining Tax Profits or Tax Losses, to the extent such losses are attributable to the excess of tax basis over agreed value, both as shown on Schedule B, of contributed property.

         Code means the Internal Revenue Code of 1986, as from time to time amended. A reference to a Section of the Code shall be a reference to the corresponding provision of any successor statute.

         Tax Losses and Tax Profits mean the net loss or income of the Company as reported by the Members for federal income tax purposes as to such taxable year, calculated by (i) including all amounts allocated to all Members under Sections 702(a)(1) Through 702 (a) (8) of the Code,

(ii) increased by tax-exempt income and (iii) decreased by expenditures described in Section 705(a)(2)(B) of the Code.

                                   ARTICLE 15
                                  MISCELLANEOUS

         15.1. Waiver of Partition. Each Member hereby waives any right to seek a court decree of dissolution or partition or to seek the appointment by a court of a liquidator for the Company.

         15.2. Right to Distribution In Kind. Except as provided by this Agreement, no Member shall have any right to demand or receive any particular property upon dissolution and termination of the Company or to demand the return of the Member's capital contribution to the Company. The property to be received upon liquidation of the Company shall be decided by the Members, except that no Member shall be required to accept a distribution in kind in excess of the Member's fractional interest in the Company (Member Units owned by such Member divided by total Member Units outstanding) without the Member's consent.

         15.3. Integrated Agreement. This Agreement constitutes the entire agreement of the parties. It supersedes any prior agreements, negotiations or understandings among them, and it may be amended only as provided in Article 16.

         15.4. Binding Agreement. This Agreement shall bind the executors, administrators, estates, heirs and legal successors of the parties hereto.

         15.5. Governing Law. Except as otherwise specifically provided, Delaware law shall govern this Agreement and all questions arising hereunder.

         15.6. Jurisdiction. Each Member hereby irrevocably submits itself to the jurisdiction of the States of Missouri or Minnesota, and to the jurisdiction of the Federal District Courts for the District of Jackson County, Missouri or Ramsey County, Minnesota, for the purpose of any suit, action, or other proceeding arising out of or relating to this Agreement. Each Member hereby agrees that it will not bring or file any suit, action, or other proceeding arising out of or relating to this Agreement in a venue other than the two listed above.

         15.7. Additional Documents and Acts. Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

         15.8. No Third Party Beneficiary. This Agreement is made solely and specifically among and for the benefit of the parties hereto, and their respective successors and assigns, and no other person will have any rights, interest, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

         15.9. Notices. All notices, offers and acceptances and other communications hereunder shall be in writing and shall be delivered in person, by telecopy with confirmation, by overnight delivery service with receipt, or shall be deposited in the United States Mail, postage prepaid, by certified or registered mail, return receipt requested, to the address shown on Schedule A, or, if to the Company, to its registered office. A communication shall be deemed received: (i) if by personal delivery, on the date delivered, (ii) if by telecopy, on the date confirmed, (iii) if by overnight delivery service, on the date delivered and (iv) if by mail, five business days after mailing.

         15.10. Counterparts. This Agreement may be executed in multiple counterparts.



                            [SIGNATURES ON NEXT PAGE]

                                   ARTICLE 16
                                   AMENDMENTS

         16.1 Amendments. This Agreement shall not be amended to change any Member's share of distributions without the consent of such Member. Subject to the preceding sentence, this Agreement may be amended at anytime, with the consent of Members owning more than 50% of the voting rights of all Members.

         This Agreement is executed as of the ____ day of February, 2001.


                                       MEMBERS:

                                       LAND O'LAKES, INC.


                                       By:
                                           ----------------------------------

                                       Print Name:
                                                  ---------------------------

                                       Its:
                                           ----------------------------------


                                       FARMLAND INDUSTRIES, INC.


                                       By:
                                           ----------------------------------

                                       Print Name:
                                                  ---------------------------

                                       Its:
                                           ----------------------------------


                                       MANAGERS:


                                       By:
                                           ----------------------------------
                                                   (PLEASE PRINT)

                                       By:
                                           ----------------------------------
                                                   (PLEASE PRINT)

                                   AG2AG, LLC
                                   SCHEDULE A

                              CAPITAL CONTRIBUTIONS

MEMBERSHIP INTEREST                     CASH CONTRIBUTIONS              MEMBER UNITS
Land O'Lakes, Inc.                         $50,000.00                      50,000               50%
4001 Lexington Avenue No.
Arden Hills, MN 55126

Farmland Industries, Inc.                  $50,000                         50,000               50%
3315 North Oak Trafficway
P.O. BOX 7305
Kansas City, MO 64116-0005

                                   AG2AG, LLC
                                   SCHEDULE B

                            CERTIFICATE OF FORMATION

                                       OF

                                   AG2AG, LLC


         The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory (thereof and supplemental thereto, and known, identified, and referred to as the "Delaware Limited Liability Company Act"), hereby certifies that:

         FIRST: The name of the limited liability company (hereinafter called the "limited liability company") is:

                                   Ag2Ag, LLC

         SECOND: The address of the registered office and the name and address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are:
The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.


         Executed on December _____, 2000.



                                                 -------------------------------
                                                 COLLEEN DORSEY
                                                 Authorized Person

                                   EXHIBIT 1


            [FORM OF ASSIGNMENT, LICENSE OR SUBLICENSE TO THE COMPANY
                                BY LAND O'LAKES]

                                    EXHIBIT 2

            [FORM OF ASSIGNMENT, LICENSE OR SUBLICENSE TO THE COMPANY

                                  BY FARMLAND]